Exhibit 99.1
Corporate Media Contact:
Jenni Rosenberg/Thea Lavin
Schwartz Communications, Inc.
415-512-0770
artes@schwartz-pr.com
Investor Relations Contact:
Cheryl Monblatt Allen
Artes Medical, Inc.
858-550-9999
callen@artesmedical.com
ARTES MEDICAL REPORTS FOURTH QUARTER AND
FULL YEAR 2006 FINANCIAL RESULTS
SAN DIEGO, CA — March 22, 2007 — Artes Medical, Inc. (Nasdaq: ARTE), a medical technology company focused on developing, manufacturing and commercializing a new category of aesthetic injectable products for men and women, today reported recent company highlights and financial results for the fourth quarter and twelve months ended December 31, 2006.
Recent Company Highlights
•	Obtained FDA approval in October 2006 for ArteFill® - the first and only FDA-approved non-resorbable injectable dermal filler for the correction of wrinkles known as smile lines or nasolabial folds.
•	Built a sales organization to commercialize ArteFill and began shipping product in February 2007.
•	5-year U.S. pivotal study results presented by Dr. Mark G. Rubin, Assistant Clinical Professor of Dermatology, University of California, San Diego, Division of Dermatology, at the American Academy of Dermatology Meeting in Washington D.C. in February 2007. The Company has submitted the data to the FDA to enhance the labeling for ArteFill.
•	Completed an Initial Public Offering in December 2006, with net proceeds of $29.5 million.
Financial Results
The Company reported a net loss of $26.3 million for the full year ended December 31, 2006.
Total operating expenses for the full year ended December 31, 2006 was $25.4 million, an increase of $5.1 million over the full year ended December 31, 2005. The increase in operating expenses from 2005 to 2006 is primarily attributable to the transition of the Company from a development stage organization to a commercial operation to manufacture and distribute our FDA-approved product ArteFill, including the hiring of our national sales force.

Cash, cash equivalents and short-term investments were $46.3 million as of December 31, 2006.
Diane S. Goostree, President and Chief Executive Officer, said “2006 marked a pivotal year for Artes Medical. We now have the capital and management team in place to successfully commercialize ArteFill®, our highly differentiated dermal filler, which is the first and only FDA-approved non-resorbable injectable wrinkle filler for the correction of smile lines. We began shipping ArteFill to our customers on February 7, and we have been very pleased with the positive response from both physicians and consumers who have been seeking a long-lasting dermal filler like ArteFill. We believe 2007 will be an exciting year for Artes Medical.”
Conference Call and Webcast Information
Artes Medical will host a webcast and conference call at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on March 22, 2007 to discuss the financial results. The dial-in numbers are 1-866-700-7477 for domestic callers, and 1-617-213-8840 for international callers. The passcode for both domestic and international callers is 39384644. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.artesmedical.com. Participating in the call will be Diane S. Goostree, President and Chief Executive Officer and Peter C. Wulff, Executive Vice President and Chief Financial Officer.
After the live webcast, the call will remain available on Artes Medical’s website for at least 30 days following the presentation. In addition, a telephonic reply of the call will be available for 7 days. The replay dial-in numbers are 1-888-286-8010 for domestic callers, and 1-617-801-6888 for international callers. The passcode for both domestic and international callers is 41388985.
About ArteFill®
ArteFill is the first and only FDA-approved non-resorbable injectable dermal filler for the correction of wrinkles known as smile lines or nasolabial folds. The unique microspheres in ArteFill are not absorbed by the body and therefore provide the first-of-its-kind permanent support for long-lasting wrinkle correction in one to two treatments.
ArteFill was approved by the FDA in October 2006 based on data from the Company’s 12-month controlled, randomized, double-masked, multi-center U.S. clinical trial, which compared outcomes for patients treated with ArteFill with those of patients treated with the leading bovine collagen-based filler. At the 6-month evaluation, which was the primary efficacy evaluation period for the clinical trial, the wrinkle correction in patients treated with ArteFill persisted and showed statistically significant improvement compared to the wrinkle correction in the patients treated with the collagen control, who returned to their pretreatment status. The ArteFill patients were also evaluated one year after treatment, demonstrating continued safety and wrinkle correction.
The Company recently completed a 5-year follow-up study of 145 patients who were treated with ArteFill in the Company’s U.S. clinical trial. In addition to demonstrating the safety profile of ArteFill, the study showed statistically significant (p<0.001) improvement in patient wrinkle correction five years after the patient’s last ArteFill treatment, and a statistically significant (p<0.002) improvement in wrinkle correction at the 5-year point compared to the 6-month evaluation period. As part of the study, physician investigators and patients were asked to provide their assessment of ArteFill treatment. Over 90% of the physician assessments were either “completely successful” or “very successful;” and over 90% of the patient assessments were either “very satisfied” or “satisfied.” The Company has submitted the data from the study to the FDA for review in order to enhance the product labeling for ArteFill.

About Artes Medical, Inc.
Artes Medical is a medical technology company focused on developing, manufacturing and commercializing a new category of aesthetic injectable products for the dermatology and plastic surgery markets. There were approximately two million dermal filler procedures in the U.S. in 2006, an increase of 25% over the prior year, according to the American Society of Aesthetic Plastic Surgeons, or ASAPS. The Company’s initial product, ArteFill®, is being marketed to men and women as a treatment option for the correction of nasolabial folds. Additional information about Artes Medical and ArteFill is available at www.artesmedical.com and www.artefill.com.
Forward-Looking Statements
This news release may contain forward-looking statements that are based on the Company’s current beliefs and assumptions and on information currently available to its management. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. As a result of these risks, uncertainties and other factors, which include the Company’s history of net losses, its reliance on its sole FDA-approved product, ArteFill, its limited experience in commercializing ArteFill, and its ability to receive FDA approval to claim that the aesthetic benefits of ArteFill extend beyond six months, readers are cautioned not to place undue reliance on any forward-looking statements included in this press release. A more extensive set of risks and uncertainties is set forth in the Company’s SEC filings available at www.sec.gov. These forward-looking statements represent beliefs and assumptions only as of the date of this news release, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
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Artes Medical® and ArteFill® are registered trademarks of Artes Medical, Inc.

ARTES MEDICAL, INC
Selected Condensed Financial Information (Unaudited)
(in thousands, except share and per share data)

Statements of Operations	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(in thousands, except per share amounts)	2006	2005	2006	2005

Expenses:
Research and development	2,386	3,435	8,084	10,189
Selling, general and administrative	5,836	3,414	17,299	10,137

Loss from operations	(8,222)	(6,849)	(25,383)	(20,326)
Interest income	172	25	675	52
Interest expense	(44)	(923)	(2,454)	(4,468)
Other income (expense), net	12	2,052	363	2,041

Loss before benefit for income taxes	(8,082)	(5,695)	(26,799)	(22,701)
Benefit for income taxes	328	317	476	458

Net loss	$(7,754)	$(5,378)	$(26,323)	$(22,243)

Net loss per common share - basic and diluted	$(2.32)	$(4.44)	$(14.23)	$(18.76)

Weighted average shares - basic and diluted	3,348,081	1,210,372	1,850,255	1,185,387

Balance Sheets	December 31,
(in thousands)	2006	2005

Assets:
Cash, cash equivalents, and marketable securities	$46,258	$6,930
Inventory	4,761	692
Other current assets	406	1,589

Total current assets	51,425	9,211
Property and equipment, net	5,271	4,926
Intellectual property, net	3,578	4,770
Deposits and other assets	339	1,413

Total assets	$60,613	$20,320

Liabilities and stockholders’ equity:
Current liabilities	$12,019	$12,185
Long-term obligations	4,040	752
Deferred tax liability	1,368	1,846

Total liabilities	17,427	14,783

Total stockholders’ equity	43,186	5,537

Total liabilities and stockholders’ equity	$60,613	$20,320

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